As filed with the Securities and Exchange Commission on May 22, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Trident Microsystems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0156584 (I.R.S. Employer Identification No.)

3408 Garrett Drive
Santa Clara, California 95054-2803
(Address of principal executive offices) (Zip code)

Trident Microsystems, Inc. 2006 Equity Incentive Plan
(Full title of the plan)

David L. Teichmann
Senior Vice President, General Counsel
and Corporate Secretary
Trident Microsystems, Inc.
3408 Garrett Drive
Santa Clara, California 95054-2803
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (408) 764-8808
This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed maximum
Title of Securities to be	Amount to be	offering price per	Proposed maximum	Amount of registration
Registered(1)	Registered(2)	share(3)	aggregate offering price(3)	fee
Trident Microsystems, Inc.	4,000,000	$ 4.70	$ 18,800,000.00	$ 738.84
2006 Equity Incentive Plan Common Stock
TOTAL				$ 738.84

(1)	The securities to be registered include options and rights to acquire Common Stock and include shares available for issuance upon the exercise of equity awards under the Trident Microsystems, Inc. 2006 Equity Incentive Plan.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)	Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee. The price is based upon the average of the high and low prices of the Common Stock on May 20, 2008, as reported on the Nasdaq Global Select Market.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     Trident Microsystems, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:
     (a) The Company’s annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s fiscal year ended June 30, 2007, as filed with the Securities and Exchange Commission on September 10, 2007.
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.
     (c) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, pursuant to Section 12 of the Exchange Act, File No. 0-20784, filed with the Securities and Exchange Commission on October 27, 1992, effective December 15, 1992, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
     The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel
     Inapplicable.
Item 6. Indemnification of Directors and Officers
     Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.
     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s Bylaws also empower it to enter into indemnification agreements with its directors, officers and key employees and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and certain of its executive officers and key employees that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer or key employee of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
     Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 7. Exemption From Registration Claimed
     Inapplicable.
Item 8. Exhibits
     See Exhibit Index.
Item 9. Undertakings
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on May 22, 2008.

TRIDENT MICROSYSTEMS, INC.
By:	/s/ David L. Teichmann
David L. Teichmann
Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY
     The officers and directors of Trident Microsystems, Inc., whose signatures appear below, hereby constitute and appoint Sylvia D. Summers and David L. Teichmann, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 22, 2008.

Signature	Title

/s/ Sylvia D. Summers Sylvia D. Summers	Director, Chief Executive Officer and President (Principal Executive Officer)

/s/ Peter J. Mangan Peter J. Mangan	Vice President, Finance and Interim Chief Financial Officer (Principal Financial Officer)

/s/ Chris P. Siu Chris P. Siu	Chief Accounting Officer and Director of Corporate Accounting (Principal Accounting Officer)

/s/ Glen M. Antle Glen M. Antle	Chairman of the Board of Directors

/s/ Brian R. Bachman Brian R. Bachman	Director

/s/ David H. Courtney David H. Courtney	Director

/s/ Hans Geyer Hans Geyer	Director

/s/ J. Carl Hsu J. Carl Hsu	Director

/s/ Raymond K. Ostby Raymond K. Ostby	Director

EXHIBIT INDEX
4.2	Specimen Common Stock Certificate.(1)

4.2	Form of Rights Agreement between the Company and ChaseMellon Shareholder Services, LLC, as Rights Agent (including as Exhibit A the form of Certificates of Designation, Preferences and Rights of the Terms of the Series A Preferred Stock, as Exhibit B the form of Right Certificate, and as Exhibit C the Summary of Terms of Rights Agreement).(2)

5.1	Legal Opinion of DLA Piper US LLP.(3)

23.1	Consent of Independent Registered Public Accounting Firm.(3)

23.2	Consent of Counsel (included in Exhibit 5.1).

24	Power of Attorney (included in signature pages to this registration statement).

99.1	First Amendment to Trident Microsystems, Inc. 2006 Equity Incentive Plan. (4)*

(1)	Incorporated by reference from exhibit of the same number to the Company’s Registration Statement on Form S-1 (File No. 33-53768).

(2)	Incorporated by reference from Exhibit 1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 21, 1998.

(3)	Filed herewith.

(4)	Incorporated by reference from Exhibit 10.28 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2008.

*	Management contract or compensatory plan, contract or arrangement.